Exhibit 99

[Logo of Allegiant Bancorp, Inc.]

NEWS EDITOR: for further information on this
news release, please contact Shaun R. Hayes,
President and CEO or Jeffrey S. Schatz,
Executive VP and CFO/COO at (314) 692-8800.

For Immediate Release:

ALLEGIANT BANCORP, INC. ANNOUNCES SHAREHOLDER MEETING DATE

            ST. LOUIS, MO - February 23, 2004 - Allegiant Bancorp, Inc. (Nasdaq: ALLE: www.allegiantbank.com) today announced the date for its upcoming special shareholders meeting to consider a proposal to approve Allegiant's merger with National City Corporation (NYSE: NCC) and the transactions contemplated by the merger agreement. The meeting will be held March 19, 2004, at 3:00 p.m. St. Louis time, at Allegiant's headquarters at 10401 Clayton Road, St. Louis, Missouri 63131. Allegiant has fixed the close of business on February 17, 2004 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournment or postponement of the special meeting.

            A proxy/statement prospectus containing information about the special meeting and the merger is being mailed to shareholders on or about February 20, 2004. Shareholders are encouraged to read the proxy statement/prospectus because it contains important information about the proposed transaction.

            Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 36 full-service banking locations, with at least one branch located within a 20-minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

            Certain statements in this release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic and other filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.